Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-156695

Amendment No. 1 dated April 5, 2010 to PROSPECTUS SUPPLEMENT dated March 31, 2010 (To Prospectus dated January 13, 2009)

UBS AG Exchange Traded Access Securities (E-TRACS)
Linked to the Alerian MLP Infrastructure Index due April 2, 2040

UBS AG $100,000,000 E-TRACS

This Amendment No. 1 to the prospectus supplement dated March 31, 2010 (the “prospectus supplement”) is being filed for the purpose of amending the two paragraphs described below. Otherwise, all other parts of the prospectus supplement, and all terms of the Securities, remain as stated therein.

The first paragraph under “Valuation of the Index and the Securities – Intraday Security Values” on pages S-36 to S-37 of the prospectus supplement is deleted in its entirety and replaced with the following paragraph:

“An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE and published to Bloomberg (based in part on information provided by S&P) or a successor via the facilities on the Consolidated Tape Association under the symbol “MLPIIV”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to (i) Principal Amount multiplied by the Index Performance Ratio calculated using the levels of the Index instead of VWAP Levels as of such time, less (ii) the Accrued Tracking Fee as of such time and date assuming such time and date is the RedemptionValuation of the Index and the Securities Measurement Date, plus (iii) assuming such time and date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred and (iv) the Adjusted Coupon Amount, if any, as of such time and date.”

The last paragraph under “Specific Terms of the Securities – VWAP Calculation Agent” on page S-48 of the prospectus supplement is deleted in its entirety and replaced with the following paragraph:

“All calculations with respect to the VWAP of any Index constituent, any VWAP Level, the Initial VWAP Level and the Final VWAP Level will be rounded to the nearest thousandth, with five ten-thousandths rounded upward (e.g., .8765 would be rounded to .877).”

UBS Investment Bank

Prospectus Supplement dated April 5, 2010